Exhibit 10.32

SERVICES AGREEMENT – SHORT FORM

(Based on Rev: 1/07)

THIS AGREEMENT, is made as of August 16, 2010, by and between UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, with an office and place of business at One Financial Plaza, Hartford, Connecticut 06101 (hereinafter referred to as “UTC”), and Ari Bousbib, with an office and place of business at Hartford, Connecticut (hereinafter referred to as “Supplier”).

In consideration of the premises and of the mutual promises of each party to the other herein contained, it is hereby mutually agreed as follows:

ARTICLE I

STATEMENT OF SERVICES

(a)    Supplier shall provide services for UTC as defined in the Statement of Work attached hereto as Exhibit A (the “Services”) during the period commencing on September 1, 2010 June 1, 1994 and ending on September 30, 2011.

(b)    Supplier agrees to furnish UTC with written reports with respect to such Services in accordance with the Statement of Work and if and when reports are requested by UTC.

(c)    It is agreed that UTC is not obligated to use the Supplier’s services exclusively or for any stipulated period of time.

ARTICLE II

COMPENSATION

(a)    In consideration for the Services to be performed by the Supplier hereunder, Supplier will be paid $325,000 immediately following the expiration of this Agreement, plus expenses reasonably incurred in the performance of the Services. If this Agreement ends before September 30, 2011, the foregoing amount will be reduced by $25,000 for each full month between the actual termination date and September 30, 2011.

(b)    Supplier shall submit invoices for the amounts specified above directly to the office of the CEO. Upon presentation of invoices in form and detail satisfactory to UTC, UTC shall make payment within sixty (60) days. Each invoice shall fairly and accurately describe in sufficient detail the actual services performed. Invoices shall be submitted electronically in a format compatible with that used by UTC.

(c)    If UTC elects to make payment electronically, Supplier shall submit electronic payment requests and UTC shall make payments by electronic wire transfer, in accordance with its procedures. Supplier shall advise in writing the bank and account information to which UTC is to make electronic payments.

(d)    Notwithstanding any other provisions of this Agreement, UTC shall be under no obligation to make any payment to Supplier in excess of the total amount of $500,000 for any and all services performed together with any and all expenses incurred under this Agreement. The Supplier shall be under no obligation and is not expected to render services within any 12 month period that involve a time commitment in excess of 37.5% of the time expended as an employee of UTC prior to his resignation from UTC, which resignation qualifies as a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

ARTICLE III

WARRANTIES

(a)    Supplier warrants to UTC that the Services will be provided free of any rightful claim of any third person by way of infringement and that the Services will conform to the descriptions and other requirements contained in this Agreement.

(b)    Supplier warrants that all services performed under this Agreement shall be performed in accordance with current, sound and generally accepted industry practices.

(c)    Supplier agrees that should any of the Services be defectively performed by Supplier, Supplier shall re-perform or correct such defective Services at no additional charge.

ARTICLE IV

NOTICES

Notices relative to this Agreement shall be given in writing and sent by certified mail, return receipt requested. Notice by UTC to the Supplier, shall be sent to the most recent address of record and if sent by the Supplier to UTC, shall be addressed as follows:

United Technologies Corporation

Attn: Chief Executive Officer

One Financial Plaza

Hartford, CT 06101

ARTICLE V

GENERAL

(a)    Terms and Conditions. This Agreement is governed by the UTC Standard Terms and Conditions of Purchase for Small Purchases set forth in Addendum 1 to this Agreement.

(b)    Exclusivity. During the term of this Agreement supplier shall not provide services in any way as a consultant, employee or otherwise, to any entity other than: UTC and its subsidiaries, business units and affiliates that would violate the provisions of Article V, Section (c) or Addendum 1, Section 5.

(c)    Covenant not to Compete. Supplier acknowledges that in performing the Services, he will have access to extremely sensitive and proprietary information, and that this information relates to UTC’s technology, competitive position and strategies. To protect UTC’s interests and to assure free access by Supplier to all company information necessary for performance of the Services, Supplier agrees that during the term of this Agreement he will not provide services as a consultant, employee or in any other capacity to any person or entity that competes with any of UTC’s businesses for which the Supplier provided services during the term of this Agreement. The restrictions in this paragraph are in addition to those set forth in Addendum 1.

(d)    Captions. Captions used herein are for convenience of reference only and shall not control or affect in any way the meaning, construction, or interpretation of any of the provisions hereof.

(e)    Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Connecticut excluding its conflict of law rules. In the event any dispute arises out of this Agreement, any action or claim shall be brought in a state or federal court in the State of Connecticut and Supplier hereby irrevocably consents to personal jurisdiction and venue in said courts.

(f)    Merger and Entire Agreement. The terms and conditions of this Agreement (including all attachments and documents incorporated by reference) constitute the entire agreement between the parties with respect to the Services and shall supersede all previous communications, agreements, and representations, either oral or written, with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless in writing signed by duly authorized representatives of both parties. Nothing in this Agreement, however, shall be construed to modify or reduce either party’s rights and obligations as set forth in that certain employment termination agreement entered into in August 2010.

SPECIAL PROVISION

SECURITY FOR UTC INFORMATION STORED BY SUPPLIERS

The provisions of the Addendum titled “Security for UTC Information Stored by Supplier” shall apply.

SPECIAL PROVISION

ACCESS TO UTC COMPUTER SYSTEMS

The provisions of the Addendum titled “Access to UTC Computer Systems” shall apply.

SPECIAL PROVISION

PRIVACY

The provisions of the Addendum titled “Privacy” shall apply.

IN WITNESSETH WHEREOF, the parties hereto have by their authorized representatives executed this agreement on the date written below.

UNITED TECHNOLOGIES CORPORATION		SUPPLIER

By:	/S/ J. THOMAS BOWLER JR.	By:	/S/ ARI BOUSBIB
Name:	J. Thomas Bowler Jr.	Name:	Ari Bousbib
Title:	SVP	Title:	Consultant
Date:	8/16/10	Date:	August 16, 2010

Exhibit A

STATEMENT OF WORK

Supplier will provide independent consulting advice in connection with strategic matters involving the Company’s commercial business units. Assignments will involve matters relevant to Supplier’s experience managing and overseeing these business units. Assignments will include, without limitation, providing advice concerning recently formed joint ventures and business combinations, future commercial business development opportunities and assisting with customer relationships. Supplier will be fully authorized to represent UTC in all assignments involving third parties.

Addendum 1

Standard Terms and Conditions of Purchase for Small Purchases

January 2007

1.	DEFINITIONS

The definitions in the Agreement apply to this Addendum.

2.	INDEPENDENT SUPPLIER RELATIONSHIP

2.1	The relationship of the Supplier to UTC is that of an independent contractor and nothing herein shall be construed as creating any other relationship.

2.2	Supplier accepts, in connection with the work called for hereby, exclusive liability for the payment of any taxes or contributions measured by Supplier’s income or levied on Supplier’s property (real or personal). Supplier also assumes all liability for Social Security, unemployment insurance, annuities or retirement benefits which are measured by wages, salaries or other remuneration’s paid by Supplier to any and all persons employed by it or independent contractors used by it in connection with the performance of the work, and to comply with all valid Federal and State administrative regulations respecting the assumption of liability for any of the aforesaid taxes or contributions. Supplier represents that the prices incorporated herein include all such taxes or contributions and agrees to indemnify and hold UTC, its directors, officers and employees harmless from and against any and all liability for the delay or failure of Supplier and its subcontractors to pay any such taxes or contributions.

2.3	If Supplier is an individual, Supplier acknowledges that he/she is not a UTC employee and is not entitled to the rights and benefits of a UTC employee with respect to services provided hereunder, including, but not limited to, participation in pension, savings, health care and other Company employee benefit plans.

2.4	If Supplier is a company or other entity, it acknowledges that its employees and such other persons or parties as may be used by Supplier in the performance of services hereunder are not UTC employees and are not entitled to the rights and benefits of a UTC employee including, but not limited to, participation in pension, savings, health care and other employee benefit plans and arrangements.

3.	INDEMNIFICATION

As a former UTC executive, Supplier shall continue to be covered by UTC’s indemnification policy as set forth in Section 6.5 of UTC’s bylaws. Nothing in this Agreement shall be construed to compromise Supplier’s indemnification rights with respect to matters arising before the date of this Agreement.

4.	INFRINGEMENT PROTECTION, PATENTS AND COPYRIGHTS

4.1

Supplier shall defend, at its own expense, any suit or claim that may be instituted against UTC or any customer of UTC for alleged infringement of patents, copyrights or other intellectual property matters relating to Services furnished hereunder, except for any such infringement necessarily resulting from compliance with detailed designs provided by UTC, and Supplier shall indemnify, hold UTC and its customers harmless in connection with all suits, claims, liability, loss, damages, costs or expenses arising out of such alleged infringements.

4.2	UTC shall have the right at no additional charge to use and/or reproduce for its use Supplier’s literature provided to UTC and related to the Services, such as operating and maintenance manuals, technical publications, prints, drawings, training manuals and other similar supporting documentation and sales literature. During the period of performance of this Agreement, Supplier shall supply UTC with any updated information relative to such literature and documentation.

5.	PROPRIETARY INFORMATION AND COMPETITIVE ACTIVITIES

5.1	“Proprietary Information” shall for the purpose of this Agreement, mean information, knowledge or data disclosed by UTC or its affiliated companies to Supplier, regardless of whether disclosed in written, tangible, oral, visual or other form, which is related to the subject of this Agreement; which information, knowledge or data was obtained from facility visits; and information, knowledge or data not specifically related to the subject of this Agreement but which is in written or other tangible form bearing a suitable legend identifying its proprietary or confidential nature or is otherwise identified as confidential or proprietary; and Material Nonpublic Information as defined below. If UTC furnishes sample products, equipment, or other objects or material to Supplier, the items so received shall be used and the information obtained from said items shall be treated as if they were Proprietary Information disclosed pursuant to this Agreement.

5.2	“Material Nonpublic Information” includes any information that has not been disclosed publicly by UTC and that a reasonable investor likely would consider to be important to a decision to buy, hold or sell UTC’s securities. It also includes nonpublic information disclosed to or possessed by UTC that is related to another corporation that a reasonable investor likely would consider important to a decision to buy, hold or sell the securities of the other corporation. Such information may include, by way of example: computer programs and documentation; technical design, manufacturing and application information; customer information; training information; financial information; personnel information; new product developments; advertising and business and marketing plans.

5.3	Proprietary Information shall be used by Supplier solely for the purposes of the current business relationship with UTC or evaluating the feasibility of a future business relationship with UTC and shall not be used for any other purpose including without limitation to design, manufacture, repair or service equipment, to provide or sell services or to seek any government or third party approval to do such. Supplier shall not disclose Proprietary Information to any third party without UTC’s express written consent. Supplier may disclose the Proprietary Information to contract workers, consultants and agents of Supplier who have a need to know and who have executed agreements with Supplier obligating them to treat such Proprietary Information in a matter consistent with the terms of this Agreement. Upon request Supplier shall provide a list to UTC of the non-employees to whom Proprietary Information has been disclosed. Supplier represents that its officers, directors and employees have executed agreements with Supplier obligating them to treat Proprietary Information in a matter consistent with the terms of this Agreement. Supplier shall not reverse engineer, reverse assemble, or decompile Proprietary Information.

5.4	Supplier shall maintain all Proprietary Information received in strict confidence and shall safeguard the Proprietary Information by using all reasonable efforts to prevent its disclosure to or use by third parties other than as this Agreement permits.

5.5	Notwithstanding the foregoing provisions, this Agreement shall not restrict or affect Supplier’s rights to use or disclose information:

i)	which is or may hereafter be in the public domain through no fault of Supplier; or

ii)	which Supplier can show, as reflected by its contemporaneous documents, that it was known to it prior to the disclosure by UTC; or

iii)	which Supplier independently develops without the use of the Proprietary Information as evidenced by its contemporaneous writings kept in the ordinary course of business.

5.6	If Supplier is required to disclose Proprietary Information pursuant to governmental or judicial process, notice of such process shall be promptly provided to the disclosing party in order that it may have every opportunity to intercede in such process to contest such disclosure, Supplier will mark any such Proprietary Information disclosed as the proprietary information of UTC and Supplier will seek a protective order or confidentiality agreement to protect the Proprietary Information from further disclosure.

5.7	Supplier hereby represents and warrants that Supplier is under no obligation to any other person or company whereby conflicts of interest are or may be created by Supplier entering into or performing this Agreement.

5.8	Upon expiration or termination of this Agreement for whatsoever reason, Supplier shall promptly return to UTC or otherwise dispose of at UTC’s direction, all Proprietary Information.

6.	INTELLECTUAL PROPERTY

6.1	“Intellectual Property” means all patents, copyrights, mask works, industrial property rights, trademarks, trade secrets and other rights and information of a similar nature worldwide to the extent that such rights or information are created or made possible by Supplier (alone or acting with UTC or others) and result from the Supplier’s performance under this Agreement or included in any Services provided to a UTC. Such information includes, without limitation, designs, unique processes, drawings, prints, unique specifications, reports, data, and other technical information, regardless of form, and all unique equipment, tools, gauges, patterns, process sheets or work instructions related to such Services.

6.2

UTC is licensed to copy, embed in its products and services, sell and distribute such products and services, and use, all software provided under this Agreement onto a computer memory device and to make back-up copies of such software. Unless otherwise provided for in this Agreement, or in a prior written order directed to the software provided hereunder, UTC’s sole obligation with respect to software provided hereunder shall be to use such software in compliance with applicable copyright laws and regulations, irrespective of any other third party license agreement, including, but not limited to, any license agreement packaged with such software.

6.3	To any extent UTC does not otherwise have the right(s) to do so, Supplier, on behalf of itself, its employees and any others used by Supplier including subcontractors, hereby grants to UTC worldwide, non-exclusive, perpetual, fully-paid, irrevocable, transferable licenses (with rights to grant sublicenses) to make, have made, sell, copy, distribute, display, perform, adapt and use, make derivative works, embed and otherwise freely exploit in any and all media now known or later developed, all materials and other information which Supplier provides or has provided to UTC either during the term of or prior to the effective date of this Agreement. Supplier hereby represents and warrants to UTC that all materials, devices, services and other information that Supplier uses, copies or adapts hereunder are created originally by Supplier and/or are licensed lawfully to Supplier, with the rights to allow Supplier to comply with this Agreement.

6.4	Supplier shall promptly disclose in writing to UTC all Intellectual Property produced or first reduced to practice in the performance of this Agreement. To the extent permissible by law, Supplier, on behalf of itself, its employees and any others used by Supplier, hereby irrevocably assigns and hereby agrees to assign to UTC all right, title and interest to all Intellectual Property, and agrees to do all things reasonably necessary to enable UTC to secure United States patents, copyrights and any other rights relating to Intellectual Property, including the execution of a specific assignment of title of any Intellectual Property to UTC and to cooperate with UTC at UTC’s expense to defend and enforce any such Intellectual Property. Supplier, on behalf of itself, its employees and any others used by Supplier, hereby irrevocably waives all “moral rights”, all rights of privacy and publicity, and the like, in all materials provided to UTC. Supplier agrees that, for any works of authorship created by Supplier or any employees or any others used by Supplier in the course of a Release, those works that come under one of the categories of “Works Made for Hire” in 17 U.S.C. §101 shall be considered “Works Made for Hire”. For any works of authorship that do not come under such categories, Supplier, warranting that it has the right to do so, hereby assigns all right, title, and interest it has to any copyright in such works and will execute, or cause to be executed at UTC’s expense, any documents required to establish UTC’s ownership of such copyright.

6.5	The tangible and intangible work product developed under this Agreement, whether or not delivered under the Agreement, including, but not limited to, all analyses, recommendations, reports, and memoranda, shall become the property of UTC.

6.6	Supplier shall contractually bind its employees and such other persons or parties as may be used by the Supplier in the performance of Services hereunder to obligations substantially the same as those established under this provision, and, in the event of a breach of these obligations by such employees, other persons or parties, Supplier shall enforce such contractual provisions and, upon the written request of UTC, permit UTC to enforce such contractual provisions in Supplier’s name.

7.	PUBLICITY

Supplier shall not make or authorize any news release, advertisement, or other disclosure which shall deny or confirm the existence of this Agreement or which shall make use of UTC’s name without the prior written consent of UTC, except as may be reasonably required to perform this Agreement.

8.	TERMINATION

Supplier may terminate this Agreement by giving UTC fifteen (15) days written notice, without any further obligation of Supplier to UTC. In that event, UTC will accelerate payment of the retainer fee set forth in Article II, Section (a), reduced pro-rata to reflect the period of services actually rendered as of the adjusted termination date. UTC may terminate this Agreement only in the event of a material breach of this Agreement by Supplier and following notice to Supplier and a reasonable opportunity (but in no event more than 7 days) .for Supplier to cure such breach and any damage to UTC, provided such breach is curable.

9.	AFFIRMATIVE ACTION, MINORITY BUSINESS

9.1	The following Federal Rules and Regulations, as amended, are incorporated in Releases by reference, unless exempt thereunder:

i)	Equal Employment Opportunity Executive Release 11246, paragraphs (1)-(7) of Section 60-1.4 (a) of the Rules and Regulations of the Department of Labor, Office of Federal Contract Compliance, Equal Employment Opportunity (41CFR Ch. 60).

ii)	Employment of Veterans (41 CFR Part 50-250.3)

ii)	Employment of the Handicapped (41 CFR Section 60-741.4)

10.	REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS

Supplier represents, warrants, covenants and agrees that:

10.1	The Supplier and any others used by the Supplier in the performance of Releases will comply with UTC’s “Code of Ethics” (located at: http://www.utc.com/responsibility/ethics/english/coe_english.pdf)

10.2	All work submitted by Supplier shall comply with pertinent federal, state, or local guidelines and directions, as appropriate, regarding the format of documents, protocols, testing procedures, and/or contents of designs, plans, specifications, etc., to the extent such guidelines and directions are available to Supplier prior to performance of work.

10.3	Supplier shall not, directly or indirectly, wrongfully solicit, obtain or use on behalf of UTC, or wrongfully disclose to UTC, any information of any other person, association, firm, corporation, government or other entity, including information which is a trade secret, confidential, proprietary, government security classified, or government procurement sensitive (including documents identified prior to the award of a government contract as source selection information and any other information which offers or may offer UTC an illegal or unfair competitive advantage); and, unless otherwise specifically identified in writing at the time of disclosure, all information disclosed to UTC by the Supplier and any others used by the Supplier in the performance of Services hereunder may be used or disclosed by UTC without restriction;

10.4	None of the provisions of this Agreement, nor the Services performed hereunder by the Supplier and any others used by the Supplier, contravenes or is in conflict with any law,

judgment, decree, order or regulation of any governmental authority, or with any contract or agreement with, or any obligations owed to, any other person, association, firm, corporation, government or other entity to which the Supplier or any such others used by the Supplier are subject, including without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for the assignment of inventions;

10.5	No entertainment, gift, gratuity, money, or anything of value shall be paid, offered, given or promised by the Supplier or by any others used by the Supplier in the performance of services hereunder to, or be obtained or solicited by the Supplier or by any such others from, directly or indirectly, any person, association, firm, corporation, government or other entity that is prohibited by UTC’s Code of Ethics, by applicable law or regulation, by the policies of that association, firm, corporation, government or other entity, or by UTC’s Policy Statement on Business Ethics and Conduct in Contracting with the U. S. Government;

10.6	If the services comprise consulting, lobbying, marketing, or will be directly charged to a U.S. Government contract or subcontract, and if the Supplier (or any others used by the Supplier in the performance of Services hereunder) is expected to or may engage in services considered to be within the definitions of a “Government Marketing Consultant”, “Lobbyist”, or “current or former employee of, or consultant to, the U.S. Government,” as such terms are defined in pertinent laws and regulations, the Supplier agrees to notify UTC immediately in writing;

10.7	The Supplier shall avoid and refrain from all activities on behalf of UTC that could be interpreted as creating conflicts of interest or the appearance of a conflict for UTC or the Supplier. The Supplier is familiar with and shall continue to be familiar with conflicts of interest laws and regulations and shall provide such written certifications under such laws and regulations as UTC may reasonably request. Failure to promptly and accurately complete certifications shall be grounds for UTC’s immediate termination of this Agreement, without liability to UTC. The Supplier agrees to promptly notify UTC if the Supplier at any time has information or reason to believe that the performance of services hereunder would violate any such laws or regulation or would create such a conflict of interest, or the appearance of such a conflict;

10.8	Neither the Supplier nor, where applicable, any others used by the Supplier in the performance of services hereunder, has been convicted of a felony or has been debarred or suspended from doing business with the U.S. Government or declared ineligible by the U.S. Government to perform Services for or on behalf of UTC, or is presently the subject of any such action;

10.9	Prior to the effective date hereof and throughout the term of this Agreement, the Supplier shall promptly notify UTC in writing of any action, change or development which would make any representation, warranty, covenant or release in or furnished under or as a part of this Agreement untrue, inaccurate or incomplete in any respect; and

10.10

If this Agreement supports UTC’s performance of a contract or subcontract with the United States Government or U. S. Prime Contract then the Supplier and any other persons used by the Supplier in the performance of services hereunder shall not contact, directly or indirectly, (i) any officer, employee, principal or agent of the

Government (including any elected member of the legislative branch of the Government or their staff) or, (ii) any customer, competitor, prime Supplier, subcontractor, vendor or supplier of UTC, if such contact relates to a current or prospective government procurement; unless the Supplier is specifically authorized to make such a contact under the terms of this Agreement or the Supplier receives the prior written approval of UTC to make such a contact; in any and all such instances the Supplier and any such others used by the Supplier shall comply with all applicable laws and regulations.

10.11	Should any of the above warranties be breached by Supplier or any services not prove satisfactory at any time, in UTC’s sole judgment, Supplier shall re-perform all work originally undertaken by Supplier and/or necessary to correct such defective work, at no additional cost to UTC. Any payment(s) otherwise due Supplier for any item of work in dispute may be withheld by UTC (in whole or part) upon evidence of default by Supplier in the performance of any such work.

11.	PERMITS AND LICENSES

Except for permits and/or licenses required by statute or regulation to be obtained by UTC, Supplier agrees to obtain and maintain at its own expense all permits, licenses and other forms of documentation required by Supplier in order to comply with all existing laws, ordinances, and regulations of the United States and of any state, county, township, or municipal subdivision thereof, or other governmental agency, which may be applicable to Supplier’s performance of work hereunder. UTC reserves the right to review and approve all applications, permits, and licenses prior to the commencement of any work hereunder. Failure to comply with this requirement will allow UTC to terminate this Agreement as of right with immediate effect.

12.	REMEDIES CUMULATIVE

The remedies of UTC shall be cumulative and remedies herein specified do not exclude any remedies allowed by law. Waiver of any breach shall not constitute waiver of any other breach of the same or any other provision. Acceptance of any Services or payment therefore shall not waive any breach.

13.	NATIONAL DEFENSE INFORMATION

The Supplier recognizes that UTC’s affiliates engage in the performance of contracts with the United States Government and that under such contracts UTC affiliates are required to meet various requirements as to the safeguarding and nondisclosure of information relating to the national defense. The Supplier agrees, therefore, that the Supplier and others used by the Supplier in the furnishing of services hereunder shall comply strictly with all applicable laws, rules, regulations and requirements of the Government and of UTC’s affiliates with regard to such matters. The Supplier further understands that failure to safeguard, or improper disclosure of, information relating to the national defense may subject Supplier or any such others used by Supplier to criminal liability under laws, including Title 18 U.S.C., Sections 793 through 799, and Executive Orders No. 10865 dated February 20, 1960, as amended by Executive Orders No. 10909 and No. 11382, and modified by No. 12030; and No. 12065 dated June 28, 1978.

14.	DEFAULT

14.1	UTC may, under each, and only each, of the following circumstances, by written notice terminate this Agreement in whole or in part for default without having any liability to Supplier:

i)	If Supplier fails to deliver a material portion of any of the Services as required under the Agreement within the time specified therein, and such failures are not excused under the Agreement terms, or Supplier fails to deliver any of the Services as required under the Agreement that conform to the quality requirements; or

ii)	If, without being excused, Supplier fails to perform any material provisions of the Agreement, or Supplier fails to make progress so as to materially endanger performance under this Agreement, and as to subparagraph (i) or (ii), Supplier fails to make substantial and good faith steps to cure such failure to UTC’s reasonable satisfaction within a period of thirty (30) days after receipt of notice from specifying such failure.

15.	ASSIGNMENT

Neither this Agreement nor any interest hereunder shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that UTC may assign this Agreement to any corporation with which UTC may merge or consolidate or to which UTC may assign substantially all of its assets or that portion of its business to which this Agreement pertains or to any third party provider of “integrated services” who will purchase the Services for UTC’s benefit without obtaining the agreement of the Supplier.

16.	PARTIAL INVALIDITY

If in any instance any provision of this Agreement shall be determined to be invalid or unenforceable under any applicable law, such provision shall not apply in such instance, but the remaining provisions shall be given effect in accordance with their terms.

17.	FORCE MAJEURE

Neither UTC nor Supplier shall be liable for damages for any failure or delay in the performance of this Agreement resulting from causes beyond its and its subcontractors (if any) reasonable control including, but not limited to, unforeseeable events such as acts of God, acts of Government, war, court order, riots, natural disasters, labor strikes, and lockouts. UTC may cancel without liability to Supplier its purchase of any Services affected by Supplier’s failure or delay in performance. The party incurring the delay shall give timely notice to the others of any such event and shall use all reasonable efforts to avoid or remove the cause and resume performance with minimum delay. The parties shall jointly prepare a contingency plan to address the potential impact of any such event.

18.	COMPLIANCE WITH LAWS AND POLICIES

18.1	Supplier agrees to comply with all applicable federal, state, and local laws pertinent to performance of this Agreement and further agrees to include the substance of this provision in all subcontracts entered into by Supplier.

18.2	Supplier agrees to comply with all applicable policies of UTC in the performance of this Agreement.

18.3	Supplier agrees to properly impose, collect and remit any and all Gross Receipts, Sales, Use, Excise, Transaction and Value Added Taxes levied by applicable taxing jurisdictions as required by law. Such taxes will be separately stated on all Supplier invoices or other documentation in accordance with applicable taxing jurisdiction statutes and regulations.

19.	AUDIT

Supplier agrees to keep for a period of three (3) years after the expiration or termination of this Agreement complete and accurate records of all services performed and all amounts invoiced and received under such Agreement based on cost reimbursement or time and material. UTC or authorized representatives of UTC shall have the right to audit such records. Supplier agrees to cooperate in the equitable resolution of tax audit disputes and assessments pertaining to any and all Gross Receipts, Sales, Use, Excise, Transaction and Value Added Taxes which arise from the provision of its services, by furnishing the documentation or evidence necessary to support UTC’s contentions.

ADDENDUM

SECURITY FOR UTC INFORMATION STORED BY SUPPLIER

January 2007

(a)    UTC wishes to ensure that Supplier has effective information security to allow the proper and secure storage and/or processing of UTC Information (as defined below) at Supplier’s facility and to facilitate the exchange of information between UTC and Supplier. As used is this Addendum, “UTC Information” means: i) information owned by UTC or a UTC affiliate; ii) information managed by UTC or a UTC affiliate; iii) information that UTC or a UTC affiliate is obligated to manage and protect on behalf of others; and iv) personally-identifiable information relating to an identified or identifiable employee of UTC or a UTC affiliate or others, that is protected by various privacy laws (current or future) as applicable throughout the world including, without limitation, Social Security number, address, telephone number, gender, birth date, medical records, trade union membership, driver’s license number, financial account number, credit or debit card number (all subsection iv) identified as “PII”).

(b)    Supplier agrees to install and implement security hardware, software, procedures and policies that will provide effective information security. Supplier agrees to update such hardware, software, procedures and policies as may be needed from time to time to utilize improved technology and to respond to more sophisticated security threats in order to maintain a level of security protection appropriate for the information involved and the current state of security solutions. Upon request, Supplier shall provide UTC with any audit reports issued under the Statement on Auditing Standards (SAS) No. 70, Service Organizations, type II, issued by the American Institute of Certified Public Accountants.

(c)    Supplier further agrees to:

(1)    Provide to UTC a copy of its current information security policy, including its policy regarding physical security for access to devices that may access UTC Information. Supplier shall annually provide UTC with its then current policy and indicate any plans, including a timetable for implementation, of planned upgrades to comply with the policy. Supplier shall implement those reasonable requests for modifications of such policy requested by UTC.

(2)    Allow UTC or its agent to conduct a security audit at its facilities on one days notice, and allow UTC at any time to conduct (or have conducted) a remote network audit. If the UTC Information is stored in a shared environment per the agreement of UTC, then UTC shall use a third party to conduct such audits. The audits shall include any facilities with UTC Information including backup storage facilities.

(3)    Segregate all UTC Information into a separate database only accessible by UTC and its agents and those employees of Supplier necessary to maintain the equipment and the program on which it runs, unless otherwise agreed by UTC. Except for UTC and its agents, Supplier shall use reasonable efforts, as measured by the available technology at the time, to prevent anyone other than its authorized employees from accessing the UTC Information.

(4)    Assure that all UTC Information and applicable software is appropriately backed up and recoverable in the event of a disaster.

(5)    Encryption Requirements. The following requirements apply when supplier has possession of UTC Information. Encryption algorithms used must be of sufficient strength to equate to 128-bit RC-4 or better. All cryptography technologies used must be published and approved by the general cryptographic community.

(a) Encrypt all UTC Information stored on Supplier computer systems and backup media.

(b) Encrypt all UTC Information transferred across public networks

(c) Encrypt all UTC Information stored on Supplier mobile computing devices (e.g. laptop computers, PDAs (personal digital assistants), etc.)

(6)    Notwithstanding any provision to the contrary herein, PII as defined in subsection (a) iv) above shall not be stored on any Supplier mobile computing devices (e.g. laptop computers, PDAs (personal digital assistants), etc.)

(7)    Conduct appropriate background checks on all non-UTC personnel who will have access to the environment and/or UTC’s data and approve those personnel based on the results of those checks. Supplier must disclose to UTC the procedures used for those employees having access to the UTC Information.

(8)    Provide UTC at the time of signing this contract with a termination plan that addresses how UTC Information will be returned to UTC at the end of this agreement, including backup and archival information, and how all UTC Information will be permanently removed from Supplier’s equipment and facilities. This plan should include supplying the data to UTC in an industry recognized non-proprietary database and, if not, a license to use the proprietary data base software to access the data.

(9)    Describe at the time of signing of this agreement how Supplier will meet UTC’s requirement for two (2) factor authentication access for access to UTC Information, or, for less sensitive information, where “Strong Password” data control is sufficient, describe how this requirement will be met.

(10)    Provide information and cooperation to UTC in response to any subpoena, investigation or the like seeking UTC Information and provide information and assistance for UTC to seek certification and the like relative to its information including information in the possession of Supplier. Supplier shall promptly notify UTC upon the receipt of any request requiring that UTC Information be supplied to a third party.

(11)    Comply, within a reasonable period of time, with UTC Information security policies as amended from time to time.

(d)    Supplier shall not provide UTC Information to any other entity without the prior written approval of UTC. A request for UTC approval shall include agreement by Supplier and such other entity that all of the requirements of this provision are applicable to their performance and that UTC shall have the right to perform the audits described above.

(e)    Should Supplier fail to meet the then current standards for information security, or should Supplier fail to pass a UTC audit on information protection, then UTC may immediately terminate this Agreement without prejudice to any other rights or remedies and shall have no further obligation to Supplier other than to pay for Services rendered to that date. UTC may identify the failures to Supplier and Supplier shall within thirty (30) days provide UTC with a plan to remedy those failures and, if requested by UTC, shall take certain applications off line until the issues have been resolved. If the risks identified by UTC are not remedied within the time frame specified by UTC, of if Supplier refuses to remedy the risks, then UTC may immediately and as of right terminate this Agreement without prejudice to any other rights or remedies.

ADDENDUM

ACCESS TO UTC COMPUTER SYSTEMS

July 2006

1.	Supplier agrees that UTC and its affiliates shall have sole discretion as to whether Supplier is granted access to UTC or its affiliates’ computer-based information systems, and agrees that any access privileges granted to Supplier will be defined by UTC.

2.	Supplier shall ensure that access privileges identified by UTC or its affiliates are limited to Supplier’s employees approved by UTC, and shall ensure that such access privileges are not assigned or provided to any other employees or persons.

3.	Supplier warrants that Supplier’s employees shall limit their access to computer-based information systems, databases, and/or files containing data and/or information related to subject areas approved by UTC, and shall not access, nor attempt to access, computer-based information systems, databases, and/or files containing data and/or information that are not related to such identified subject areas. Supplier warrants that such access shall not be used to analyze, copy (including printed copies), merge, modify, reverse compile, or reverse engineer any software, data and/or information residing in, or associated with, any of UTC’s computer-based information systems. Supplier warrants that Supplier’s employees shall only use accessed data and/or information for the sole purpose of performing under this Agreement.

4.	In the event that UTC provides written authorization to Supplier to analyze, copy (including printed copies), merge, modify, reverse, compile, or reverse engineer any software, data and/or information residing in, or associated with, any of UTC’s computer-based information systems, Supplier shall mark all electronic and printed copies or extracts of any portion of such software, data, and/or information (including marking any magnetic or digital media associated therewith), with the following legend: “Proprietary Information of UTC”.

5.	Supplier shall promptly notify UTC whenever the need to access UTC’s computer-based information systems ceases for any of Supplier’s employees having access to UTC’s computer-based information systems. The need to access UTC’s computer-based information systems shall automatically cease for employees terminated, transferred, or no longer employed by Supplier.

6.	Supplier agrees that UTC shall have the right, without notice, to terminate access by Supplier or any of Supplier’s employees to any portion of UTC’s computer-based information systems. Upon UTC’s request, Supplier shall return to UTC all passwords, identification cards, and/or other means of access to UTC’s information systems.

ADDENDUM

PRIVACY

(July 2006)

1	The following definitions are applicable to this provision:

i)	“Data Privacy Laws” shall mean laws relating to data privacy, trans- border data flow or data protection, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the implementing legislation and regulations of the European Union member states under the European Union Directive 95/46/EC.

ii)	“UTC Personal Data” shall mean that data related to this Agreement that is subject to any Data Privacy Laws.

2	Supplier shall comply with the provisions of, and the obligations imposed on Supplier under, applicable Data Privacy Laws. In addition, Supplier shall provide UTC and its affiliates with such assistance as UTC or its affiliates may reasonably require to fulfill the responsibilities of UTC or its affiliates under such Data Privacy Laws. Supplier also shall comply with the data privacy policies of UTC and its affiliates, as well as the global data privacy policies of any self-regulatory organizations to which UTC belongs and which are applicable to Supplier in relation to UTC Personal Data.

3	All UTC Personal Data acquired by Supplier shall be returned or destroyed (at the option of the provider) by Supplier on request, unless and to the extent such UTC Personal Data is required by Supplier to discharge its obligations hereunder or under applicable Data Privacy Laws.

4	Supplier shall be responsible for the acts and omissions of any subcontractor or other third party that processes (within the meaning of the applicable Data Privacy Laws) UTC Personal Data on Supplier’s behalf in the same manner and to the same extent as it is responsible for its own acts and omissions with respect to such UTC Personal Data.

5	Without limiting Supplier’s obligations with respect to data security, Supplier shall:

i)	take commercially reasonable steps to ensure the reliability of Supplier personnel who have access to the UTC Personal Data;

ii)	provide UTC with such information, assistance and cooperation as UTC or its affiliates may reasonably require from time to time to establish Supplier’s compliance with the obligations relating to security contained in the Data Privacy Laws; and

iii)	inform UTC or its relevant affiliate as soon as reasonably practicable of any particular risk to the security of any of their computer networks of which it becomes aware and of the categories of UTC Personal Data and individuals that may be affected.

6	In the event Supplier is located outside the European Economic Area (EEA), or it is otherwise necessary to transfer UTC Personal Data to a country outside the EEA for Supplier processing, Supplier shall enter into an agreement with UTC and/or its affiliates obligating the Supplier to adhere to the requirements imposed by the standard contractual clauses for the transfer of UTC Personal Data to processors established in third countries issued by the European Commission pursuant to Article 26(2) and (4) of EU Directive 95/46/EC, unless the country of transfer is a country the European Commission has determined ensures an adequate level of privacy protection by reason of its domestic law, in accordance with Article 25(6) of EU Directive 95/46/EC.

7	In the event Supplier is located in the EEA or a country the European Commission has determined ensures an adequate level of privacy protection under Article 25(6) of EU Directive 95/46/EC, Supplier shall ensure that any Subcontractors and other third parties with whom it contracts to process UTC Personal Data comply with data security requirements of the applicable Data Privacy Laws and any relevant data protection contractual terms entered into between UTC and/or its affiliates and Supplier.

8	Supplier shall not, and shall ensure that subcontractors and other third parties with whom it contracts to process UTC Personal Data on its behalf shall not, (i) transfer UTC Personal Data to a territory outside the EEA, except on terms substantially in accordance with the standard contractual clauses issued by the European Commission pursuant to EU Directive 95/46/EC, and (ii) operate in relation to such UTC Personal Data in any way that could put UTC or its affiliates in breach of its obligations under the Data Privacy Laws.